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                                                                   EXHIBIT 10.17

                                January 7, 2000

Mr. Mark Perlberg
310 Green Park Court
Atlanta, Georgia  30327

                  Re:      Employment Offer

Dear Mark:

I am pleased to extend this offer of full time employment with The Profit Recovery Group International I, Inc. ("PRG") as President-World Wide Accounts Payable Operations conditioned upon your signing the attached Employee Agreement. We are very excited about your joining our organization and the opportunities for our mutual success.

Enclosed is our new hire package, which includes the forms to be completed and returned to my attention at the Atlanta office.

The following confirms our offer:

1. Base Salary. Base salary paid at the rate of $300,000.00 per annum, paid $11,538.46 every two weeks and pro-rated for partial years. The term "Adjusted Base Salary" means and refers to the sum of your Base Salary and Twenty-Five Thousand and No/100 ($25,000.00) Dollars (such Twenty-Five Thousand and No/100 ($25,000.00) Dollars, together with accrued interest as hereinafter provided, is referred to as the "Salary Deferred Compensation Credit"). Your Salary Deferred Compensation Credit will not be paid to you but such amount will instead be deferred and credited to your Account (as defined in the attached Deferred Compensation Schedule). You will commence employment with PRG on February 9, 2000.

2. Performance Bonus. While you remain employed by PRG you will be eligible for annual bonuses, which will include annual payout potentials of 15% of your base salary for achievement of your threshold performance goals, 33% of your base salary for achievement of target performance goals, or 50% of your base salary for achievement of your stretch performance goals. These goals will be role-specific performance objectives to be mutually agreed upon by you and your Manager. The first period for measurement of bonus attainment will be for the period beginning


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Mr. Mark Perlberg
January 7, 2000
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         January 1, 2000 through December 31, 2000. The measurement periods will be calendar quarter or calendar year or a combination of both. For
         2000, your bonus will be no less than 33% of your actual base salary paid to you in 2000. Your bonus will be pro-rated for partial years based on the number of days you were employed by PRG during such year.

3. Car Allowance. You will be eligible for a car allowance paid at the rate of $12,000.00 per annum, paid $1,000 monthly during your employment and pro-rated for partial periods.

4. Options. You will be granted options to purchase 100,000 shares of Common Stock in The Profit Recovery Group International, Inc. ("PRGX"). This grant will be made pursuant to the terms of your option agreement, the form of which has been delivered to you.

5. Employee Benefits. You will be eligible for participation in PRG's Employee Benefits Plan, which currently offers medical, dental, life, short term and long term disability insurance, flexible spending accounts, 401(k) Savings Plan and Employee Stock Purchase Program. The effective dates for your coverage and participation in these plans will be communicated to you under separate cover.

6. Reimbursement of Expenses. PRG will pay your reasonable travel and business expenses (including air travel at business class rate), subject to you submitting receipts in accordance with PRG's normal practices and procedures.

7. Deferred Compensation. You will participate in PRG's Deferred Compensation Program pursuant to the terms set forth in the attached Deferred Compensation Schedule.

8.       Termination.

         (a) This Agreement may be terminated by PRG for "cause" upon delivery to you of notice of termination. As used herein, "cause" shall mean (i) fraud, dishonesty, gross negligence, willful misconduct, commission of a felony or an act of moral turpitude, or (ii) engaging in activities prohibited by Sections 3, 4, 5, 6 or 7 of the attached Employee Agreement, or any other material breach of this Agreement.

         (b) You may, without cause, terminate this Agreement by giving PRG thirty (30) days' written notice in the manner specified in
                  Section 11 hereof and such termination will be effective on the thirtieth (30th) day following the date of such notice or such earlier date as PRG specifies. PRG may, without cause,


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Mr. Mark Perlberg
January 7, 2000
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                  terminate this Agreement by giving to you thirty (30) days'
                  written notice in the manner specified in Section 11 hereof and such termination will be effective on the thirtieth (30th) day following the date of such notice. At PRG's option, you will cease performing your duties as an employee on such earlier date as PRG may specify in notice of termination.

         (c) In the event of your Disability, physical or mental, PRG will have the right, subject to all applicable laws, including without limitation, the Americans with Disabilities Act ("ADA"), to terminate your employment immediately. For purposes of this Agreement, the term "Disability" shall mean your inability or expected inability (or a combination of both) to perform the services required of you hereunder due to illness, accident or any other physical or mental incapacity for an aggregate of ninety (90) days within any period of one hundred eighty (180) consecutive days during which this Agreement is in effect, as agreed by the parties or as determined pursuant to the next sentence. If there is a dispute between you and PRG as to whether a Disability exists, then such issue shall be decided by a medical doctor selected by PRG and a medical doctor selected by you and your legal representative (or, in the event that such doctors fail to agree, then in the majority opinion of such doctors and a third medical doctor chosen by such doctors). Each party shall pay all costs associated with engaging the medical doctor selected by such party and the parties shall each pay one-half (1/2) of the costs associated with engaging any third medical doctor.

         (d) This Agreement may be terminated by you for "Good Reason" upon thirty (30) days prior written notice of termination served personally in accordance with Section 11 hereof, such "Good Reason" being specified in the notice; provided that at the time of such notice to PRG, there is no basis for termination by PRG of your employment for cause. For purposes of this Agreement, "Good Reason" means any one of the following: (i) the assignment to you of duties or a position or title inconsistent with or lower than the duties, position or title provided in this Agreement; (ii) the principal place where you are required to perform a substantial portion of your employment duties hereunder is outside of the metropolitan Atlanta, Georgia area; or (iii) the reduction of your Base Salary, potential Bonus or annual automobile allowance below amounts set forth herein; provided however you shall have no right to terminate pursuant to this Section if PRG's Board of Directors or the Compensation Committee of the Board (the "Committee") has duly authorized and directed a general compensation decrease for all executive employees of PRG and the reduction of the sum of your Base Salary, potential Bonus and automobile allowance hereunder is similarly reduced in respect of other executives. Notwithstanding the foregoing, a termination shall not be treated as a termination for "Good


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Mr. Mark Perlberg
January 7, 2000
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                  Reason" (A) if you have consented in writing to the occurrence of the event giving rise to the claim of termination for Good Reason or (B) unless you have delivered a written notice to PRG stating that you intend to terminate your employment for Good Reason and specifying the factual basis for such termination, and such event shall not have been cured by PRG within thirty (30) days of receipt of such notice.

         (e) In the event this Agreement is terminated, all provisions in this Agreement or the Employee Agreement relating to any actions, including those of payment or compliance with covenants, subsequent to termination shall survive such termination.

9.       Severance Payments.

         (a) If your employment with PRG is terminated for cause or if you voluntarily resign other than (i) for Good Reason (as defined below) or (ii) due to Retirement (as defined below), you will receive your base salary prorated through the date of termination, payable in accordance with PRG's normal payroll procedure, and you will not receive any bonus or any other amount in respect of the year in which termination occurs or in respect of any subsequent years.

         (b) If your employment with PRG is terminated by PRG without cause or by you for Good Reason, you will receive your base salary and bonus for the year in which such termination occurs prorated through the date of such termination, plus a severance payment equal to twelve (12) months of base salary, bonus at target level and car allowance. Except as provided in the immediately preceding sentence, you will not receive any other amount in respect of the year in which termination occurs or in respect of any subsequent years. The prorated base salary will be paid in accordance with PRG's normal payroll procedure and the prorated bonus will be paid in a lump sum within ninety (90) days after the end of the year to which it relates, and the severance payment will be paid in twelve (12) equal monthly installments commencing on the last day of the first month following termination.

         (c) If your employment with PRG is terminated by your death or Retirement, you (or your legal representative in the case of death) will receive base salary and bonus for the year in which such termination occurs prorated through the date of such termination and will not receive any other amount in respect of the year in which termination occurs or in respect of any subsequent years. The prorated base salary will be in accordance with PRG's normal payroll


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Mr. Mark Perlberg
January 7, 2000
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                  procedure and the prorated bonus will be paid in a lump sum within ninety (90) days after the end of the year to which it relates.

         (d) If your employment with PRG is terminated for Disability (as defined below), you or your legal representative will receive
                  (i) all unpaid base salary and bonus for the year in which such termination occurs prorated through the date of termination with such prorated base salary payable in accordance with PRG's normal payroll procedure and the prorated bonus payable in a lump sum within ninety (90) days after the end of the year to which it relates, and (ii) base salary for a period of ninety (90) days following termination of employment due to Disability at the rates in effect upon the date of such termination payable in accordance with PRG's normal payroll procedure, reduced (but not below zero) by the sum of (x) all amounts paid by PRG to you as base salary prior to termination of employment for the times that you were unable to perform the services required of you under this Agreement due to illness, accident or any other physical or mental incapacity which resulted in your Disability and (y) all amounts that you are eligible to receive under any of PRG's standard short-term group disability insurance coverage provided to you as a result of such illness, accident or any other physical or mental incapacity. To the extent that PRG has not reduced its payments to you to reflect such amount that you are eligible to receive under such short-term group disability coverage, you will immediately remit to PRG such amount upon your receipt thereof. You will not receive any other amount in respect of the year in which termination occurs or in respect of any subsequent years. In lieu of terminating your employment, PRG may elect to put you on unpaid leave of absence for a period determined in PRG's sole discretion, but in no event to exceed one year. If put on unpaid leave of absence, you will be entitled to the same compensation to which you are entitled if you are terminated as set forth above and shall not be entitled to any further compensation except that you will continue to maintain your eligibility in all PRG benefit plans (but only to the extent such continued eligibility is not prohibited pursuant to the terms of any such plan) provided that PRG will have no responsibility to pay any premiums or other amounts on your behalf with respect to any such plans. Notwithstanding anything contained herein to the contrary, if PRG elects to place you on unpaid leave of absence in lieu of terminating you, (i) PRG will be entitled to subsequently terminate your employment with PRG on the expiration of such leave of absence without any further monetary obligations to you and (ii) PRG will have no obligation to reinstate you to active status unless PRG determines in its sole discretion that such reinstatement is in the best interests of both PRG and you.


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Mr. Mark Perlberg
January 7, 2000
Page 6


         (e) If your employment is terminated for any reason, you will be paid within sixty (60) days of termination for the value of all unused vacation time which accrued during the calendar year in which such termination occurs up to the date of termination in accordance with the Company's policies.

         (f) If you fail to observe or perform any of your duties and obligations under Sections 3, 4, 5, 6 or 7 of the attached Employee Agreement, you will forfeit any right to severance or other termination payments of any amounts other than base salary prorated through the date of termination and upon PRG's demand for same, you shall repay PRG any severance or other termination payments paid to you after the date of termination of your employment with PRG (other than such base salary).

10. Successors and Assigns. You may not assign this Agreement. This Agreement may be assigned by PRG to any affiliate of PRG. The provisions of this Agreement will be binding upon your heirs and legal representatives.

11. Notices. Any notice to be given under this Agreement shall be given in writing and may be effected by personal delivery or by placing such in the United States certified mail, return receipt requested and addressed as set forth below, or as otherwise addressed as specified by the parties by notice given in like manner:

If to PRG:                     The Profit Recovery Group International I, Inc.
                               2300 Windy Ridge Parkway
                               Suite 100 North
                               Atlanta, Georgia  30339-8426
                               Attention: President

If to you:                     310 Green Park Court
                               Atlanta, Georgia  30327

12. Withholdings. PRG will deduct or withhold from all amounts payable to you pursuant to this Agreement such amount(s) as may be required pursuant to applicable federal, state or local laws.

13. Entire Agreement. This Agreement, the Employee Agreement and such other documents as may be referenced by such documents (the "Referenced Documents"), constitute our entire agreement with respect to the subject matter hereof and, except as specifically provided herein or in the Employee Agreement and the Referenced Documents, supersedes all of our prior discussions, understandings and agreements. Any such prior agreements shall be null and void. This Agreement may not be changed orally, but only by an agreement in writing signed by the party against whom


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Mr. Mark Perlberg
January 7, 2000
Page 7


         enforcement of any waiver, change, modification, extension or discharge is sought. Time is of the essence of this Agreement and each and every Section and subsection hereof.

Please confirm your acceptance of this offer by signing and returning both this letter and the Employee Agreement to me at your earliest convenience but in any event on or before December 15, 1999.


                                       Best wishes,

                                       /s/ MARIE A. NEFF

                                       Marie A. Neff,
                                       Senior Vice President, Human Resources


Accepted and agreed:


/s/ MARK PERLBERG
------------------------------------
Mark Perlberg


Date: January 24, 2000
     -------------------------------


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                         DEFERRED COMPENSATION SCHEDULE

(a) Annual Deferred Compensation Credit. Beginning January 1, 2000, PRG will maintain an account (the "Account") which, subject to the exceptions set forth below, will be increased each calendar year (beginning in 2000) by an amount equal to the sum of (i) the Salary Deferred Compensation Credit (as defined in the body of your Employment Offer letter) and (ii) Twenty-Five Thousand and No/100 ($25,000.00) Dollars (the "Company Deferred Compensation Credit"); provided that for the calendar year ending December 31, 2000 the Salary Deferred Compensation Credit and the Company Deferred Compensation Credit will each be reduced by Sixty-Eight and 49/100 ($68.49) Dollars multiplied by each day during 2000 that passes prior to you commencing employment with PRG. If your employment with PRG is terminated prior to the end of any calendar year due to (a) termination by PRG without cause as a result of your position with PRG being eliminated, or (b) your death, Disability or Retirement (as defined below), (i) a prorated portion of the Salary Deferred Compensation Credit will be credited to your Account in respect of the month in which such termination occurs based upon the ratio of the number of days in such month that you were an employee of PRG to the total number of calendar days in such month and no further credit will be made for any subsequent period, (ii) a partial credit will be made to the Account with respect to a Company Deferred Compensation Credit for such calendar year prorated based on the ratio of the number of days in such year that you were an employee of PRG to the total number of days in such year, and (iii) the Account will also be credited with an amount computed like interest on the credit balance of the Account at the rate publicly announced from time to time by NationsBank, N.A., Atlanta, Georgia, as its "prime rate." If your employment with PRG is terminated prior to the end of any calendar year for any reason other than due to (a) termination by PRG without cause as a result of your position with PRG being eliminated, or
         (b) your death, Disability or Retirement, no portion of the Salary Deferred Compensation Credit will be credited to your Account in respect of the month in which such termination occurs or any subsequent period and the amount that would have otherwise been credited in your Account pursuant to the immediately preceding sentence in respect of the month in which such termination occurs will instead be paid to you as additional Base Salary and no credits will be made to the Account with respect to a Company Deferred Compensation Credit for such calendar year. For these purposes, the Salary Deferred Compensation Credit and all interest accrued on the credit balance of the Account shall be deemed to be credited to the Account as of the end of each month and the Company Deferred Compensation Credit shall be deemed to be credited to the Account as of December 31 of each year unless your employment with PRG terminates due to (a) termination by PRG without cause as a result of your position with PRG being eliminated, or
         (b) your death, Disability or Retirement, in which


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         case the Company Deferred Compensation Credit for your final year of employment will be deemed to be credited to the Account as of the last day of the month within which your employment with PRG is terminated. PRG shall in all events determine (in its sole and absolute discretion) whether your employment with PRG has been terminated as a result of your position with PRG being eliminated.

(b) Vesting. The provisions of this Section (b) shall determine the portion of the Account which is vested and eligible for payment in accordance with Section (c) of this Schedule.

         (i) General Vesting Rule. You will be immediately vested in the portion of the account attributable to all Salary Deferred Compensation Credits and subject to the other provisions of this Schedule, interest credited with respect thereto. Subject to the other provisions of this Schedule, your right to the portion of the Account attributable to each Company Deferred Compensation Credit and all interest credited with respect thereto (as determined pursuant to Section (a) of this Schedule) will vest annually at the rate of ten percent (10%) per year as of December 31 of each year beginning with the year that such Company Deferred Compensation Credit is credited to the Account. Each Company Deferred Compensation Credit made to the Account will vest independently of all other Company Deferred Compensation Credits made to the Account.

         (ii) Termination Due to Death, Disability or Retirement. If your employment with PRG terminates due to your death, Disability or Retirement (as defined below), then notwithstanding anything to the contrary in Section (b)(i) of this Schedule, you, in the event of Disability or Retirement, or your Beneficiary, in the event of your death, will be vested in the entire balance of the Account [including any Company Deferred Compensation Credit credited to the Account as of the last day of the month within which your employment with PRG is terminated, as provided in Section (a) of this Schedule]. Retirement means your resignation of employment with PRG on or after your sixtieth (60th) birthday and following at least ten
                  (10) years of full time employment with PRG.

         (iii) Termination for Cause. Upon the termination of your employment for Cause (as defined in Section 8(a) of the Employment Offer letter), notwithstanding anything to the contrary in Section
                  (b)(i) of this Schedule, you will be vested in the Salary Deferred Compensation Credit in the Account as of the end of the month preceding such termination or resignation but you will not be vested in any portion of the Company Deferred Compensation Credit, regardless of whether or


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                  not previously vested, or in any interest accrued on either the Salary Deferred Compensation Credit or the Company Deferred Compensation Credit.

         (iv) Termination by PRG Without Cause. If your employment with PRG is terminated by PRG without cause, then notwithstanding anything to the contrary in Section (b)(i) of this Schedule, your right to each Company Deferred Compensation Credit and all interest credited with respect thereto (as determined pursuant to Section (a) of this Schedule) will vest for the year within which such termination occurs by an additional percentage equal to ten percent (10%) multiplied by a fraction, the numerator of which is the number of days in such year that you were an employee of PRG and the denominator of which is the total number of days in such calendar year. For example, if your employment is terminated by PRG without cause effective as of July 2, 2001 (the 182nd day of the year) you will be entitled to (i) fifteen percent (15%) of the Company Deferred Compensation Credit relating to 2000, and all interest credited with respect thereto (calculated by adding 10% for 2000 and 182/365 of 10% for 2001), and (ii) five percent (5%) of the Company Deferred Compensation Credit relating to 2001 and all interest credited with respect thereto (calculated as 182/365 of 10% for 2001).

         (v) No Further Credits. Except as otherwise expressly provided for above, upon your termination of employment with PRG, no further increase in the vested balance shall be made to the Account.

(c) Payments Following Termination of Employment. If your employment with PRG is terminated for any reason, you (or, in the event of your death, your Beneficiary) will receive a payment equal to the portion of the Credit Balance of the Account which is vested in accordance with Section (b) of this Schedule within sixty (60) days after the earlier to occur of (A) your death, or (B) your termination of employment with PRG. The portion of the Account which is not vested in accordance with Schedule hereof following termination of your employment with PRG will be forfeited and you will not be entitled to any payment with respect thereto.

(d) Beneficiary. You have the right to designate a beneficiary ("Beneficiary") under this Agreement who shall succeed to your right to receive payments with respect to this Schedule in the event of your death. If you fail to designate a Beneficiary or a Beneficiary dies without your designation of a successor Beneficiary, then for all purposes hereunder the Beneficiary shall be your estate. No designation of Beneficiary will be valid unless in writing signed by you, dated and delivered to PRG. Beneficiaries may be changed by you without the consent of any prior Beneficiary.


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(e)      Rights Unsecured; Unfunded Plan; ERISA. PRG's obligations arising under this Schedule to pay benefits to you or your Beneficiary constitute a mere promise by PRG to make payments in the future in accordance with the terms hereof and you and your Beneficiary have the status of a general unsecured creditor of PRG. Neither you nor your Beneficiary have any rights in or against any specific assets of PRG. It is our mutual intention that PRG's obligations under this Schedule be unfunded for income tax purposes and for purposes of Title I of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). We each will treat our obligations under this Schedule as maintained for a select group of management or highly compensated employees exempt from Parts 2, 3 and 4 of Title I of ERISA. PRG will comply with the reporting and disclosure requirements of Part 1 of Title I of ERISA in accordance with U.S. Department of Labor Regulation 2520.104-23.

(f) Nonassignability. Your rights and the rights of your Beneficiary to payments pursuant to this Schedule hereof are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance attachment, or garnishment by your creditors or those of your Beneficiary.